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                                                                  EXHIBIT 21

                          SUBSIDIARIES OF REGISTRANT

Ashworth Store I, Inc., a Delaware corporation
Ashworth Store II, Inc., a Delaware corporation
Ashworth International, Inc., a U.S. Virgin Islands corporation
Ashworth U.K., Ltd., a United Kingdom corporation
Ashworth Inc., et Cie, a Luxembourg partnership